Exhibit (h.1)(v)

KOPP FUNDS, INC.

THIRD AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

        THIS THIRD AMENDMENT dated as of May 4, 2001 to the Transfer Agent Servicing Agreement, as amended, dated as of October 1, 1997, by and between Kopp Funds, Inc., a Minnesota corporation, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

Paragraph 7 Confidentiality shall be amended and replaced in its entirety as follows:

7. Proprietary and Confidential Information

The Agent agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Agent may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, the Agent will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act (the "Act") as may be modified from time to time. Notwithstanding the foregoing, the Agent will not share any nonpublic personal information concerning any of the Company's shareholders with any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

KOPP FUNDS, INC.	FIRSTAR MUTUAL FUND SERVICES, LLC
By: /s/ LeRoy C. Kopp Attest: /s/ Kathy Tillotson	By: /s/ Joseph Neuberger Attest: /s/ Cheryl King